Exhibit 99.1

Verso Paper Corp. Reports First Quarter 2010 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 6, 2010--Verso Paper Corp. (NYSE: VRS) today reported financial results for the first quarter of 2010. Results for the quarters ended March 31, 2010 and 2009 include:

  Net sales increased 26.7% to $363.6 million in 2010 from $287.1 million in 2009.
  A net loss before items of $52.0 million in the first quarter of 2010, or $0.99 per diluted share, compared to a net loss before items of $57.9 million, or $1.11 per diluted share in the first quarter of 2009.
  Net loss of $53.6 million, or $1.02 per diluted share, for the first quarter of 2010 compared to net income of $54.5 million, or $1.05 per diluted share, including $104.6 million in alternative fuel credits in the year-earlier period.
  Adjusted EBITDA before pro forma effects of profitability program of $13.1 million for the first quarter of 2010 compared to $3.5 million for the first quarter of 2009. (Note: EBITDA and Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to net income later in this release).

Overview

Coated paper shipments improved significantly in the first quarter of 2010 compared to the first quarter of 2009 and fell only slightly compared to the seasonally stronger fourth quarter of 2009. Year over year market conditions have improved due to an improving economy, permanent and temporary capacity reductions, and new product development initiatives. However, coated paper prices for the first quarter of 2010 were below last year’s first quarter levels as prices remained under pressure throughout 2009 due to weak demand resulting from the global economic recession. Prices reached a trough during the first quarter, and we have announced price increases for our core products of $30 per ton effective April 1, 2010, and $40 to $60 per ton, effective June 1, 2010.

Verso’s net sales for the first quarter of 2010 increased $76.5 million, or 26.7%, as sales volume increased 50.1% compared to last year’s first quarter. The average sales price for all of our products fell 15.6% from the first quarter of 2009; however, on a sequential quarter basis the average sales price decreased only 3.1% as our coated paper prices have begun to stabilize and the average sales price for pulp has increased. Verso’s gross margin was 7.4% for the first quarter of 2010 compared to 6.3% in 2009. The compression in our gross margin for the first quarter of 2009 reflects $31.3 million of unabsorbed costs resulting from almost 140,000 tons of downtime. Our gross margin remained under pressure in the first quarter of 2010 due to continued low sales prices.

In response to market conditions, we continue to assess and implement, as appropriate, various expense reduction initiatives. Our company-wide cost reduction program produced approximately $9 million of savings during the first quarter of 2010 compared to approximately $10 million in the first quarter of 2009. Management expects this program to yield an additional $40 million in cost reductions over the next twelve months and continues to search for and develop additional cost savings opportunities. Included in this program are productivity improvements, material usage reductions, energy usage reductions, labor cost savings, material and chemical substitution, and workforce planning improvements.

Included in our results for the first quarter of 2009 are $104.6 million in pre-tax net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures. Since the tax credit, as it relates to liquid fuels derived from biomass, expired on December 31, 2009, we did not recognize any benefit from this tax credit in the first quarter of 2010. Additionally, we recognized $8.7 million in pre-tax net gains from the early retirement of debt at a discount in the first quarter of 2009. We have excluded the impact of these items from our Adjusted EBITDA figures.

“Our first quarter business results show significant improvement from a shipments perspective over the first quarter of 2009,” said Mike Jackson, President and Chief Executive Officer of Verso. “Total sales volume increased by 46% for paper and 60% for pulp. Pricing, however, continued to be under pressure. Although price fell by 15.6% year over year, the first quarter represents, in our view, the bottom of the pricing cycle. We announced price increases of $70 to $90 per ton on our core products for the second quarter, due to both lower customer inventory levels and increased market place demand.

“At quarter’s end, we continue to see positive trends in our order booking activity and focused supply management. Our inventory, working capital and liquidity are all at very positive levels, and our core products, new specialty grades, and energy strategy execution are assuring that our company is well positioned for a favorable pricing and volume environment as we look toward the balance of 2010.”

Verso reported a net loss of $53.6 million in the first quarter of 2010, or $1.02 per diluted share, which included $1.6 million of charges from special items, or $.03 per diluted share, primarily due to costs associated with new product development. Verso had net income of $54.5 million, or $1.05 per diluted share, in the first quarter of 2009, which included net benefits of $112.4 million, or $2.16 per diluted share, primarily due to alternative fuel mixture tax credits and net gains related to the early retirement of debt.

Summary Results Results of Operations – Comparison of the First Quarter of 2010 to the First Quarter of 2009

	Three Months Ended
	March 31,
(In thousands of U.S. dollars)	2010	2009
Net sales	$363,646	$287,074
Costs and expenses:
Cost of products sold - exclusive of depreciation, amortization, and depletion	336,746	268,940
Depreciation, amortization, and depletion	32,142	34,323
Selling, general, and administrative expenses	16,269	15,387
Restructuring and other charges	-	171
Operating loss	(21,511)	(31,747)
Interest income	(39)	(58)
Interest expense	32,322	27,085
Other income, net	(244)	(113,317)
Net income (loss)	$(53,550)	$54,543

Net Sales. Net sales for the first quarter of 2010 increased 26.7% to $363.6 million from $287.1 million for the first quarter of 2009, as total sales volume increased 50.1%, reflecting improved economic conditions. This increase was partially offset by a 15.6% decline in the average sales price per ton for all of our products.

Net sales for our coated and supercalendered papers segment increased 18.3% in the first quarter of 2010 to $302.8 million from $256.0 million for the same period in 2009, as the positive impact of a 46.0% increase in paper sales volume was partially offset by a 19.0% decrease in the average paper sales price per ton. Average sales prices for coated papers decreased steadily throughout 2009 in response to weak demand. On a sequential quarter basis, average sales prices for coated papers decreased 4.1%.

Net sales for our market pulp segment increased 111.7% to $37.4 million in the first quarter of 2010 from $17.7 million for the same period in 2009. This increase was due to a 60.3% increase in sales volume combined with an increase of 32.1% in average sales price per ton compared to the first quarter of 2009.

Net sales for our other segment increased 74.7% to $23.4 million in the first quarter of 2010 from $13.4 million in the first quarter of 2009. The improvement in 2010 is due to a 94.6% increase in sales volume, reflecting the continued development of new paper product offerings for our customers. Average sales price per ton decreased 10.2% compared to the first quarter of 2009.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $368.9 million in the first quarter of 2010 compared to $303.3 million in 2009, primarily reflecting the increase in sales volume. Our gross margin, excluding depreciation, amortization, and depletion, was 7.4% for the first quarter of 2010 compared to 6.3% for the first quarter of 2009. The compression in gross margin for the first quarter of 2009 reflects $31.3 million of unabsorbed costs resulting from almost 140,000 tons of downtime. Our gross margin remained under pressure in the first quarter of 2010 due to continued low sales prices. Depreciation, amortization, and depletion expenses were $32.1 million in the first quarter of 2010 compared to $34.3 million in the first quarter of 2009.

Selling, general, and administrative. Selling, general, and administrative expenses were $16.2 million in the first quarter of 2010 compared to $15.4 million for the same period in 2009.

Interest expense. Interest expense for the first quarter of 2010 was $32.3 million compared to $27.1 million for the same period in 2009. The increase in interest expense was primarily due to higher interest rates on outstanding debt in the first quarter of 2010.

Other income. Other income was $0.2 million for the first quarter of 2010, compared to $113.3 million for the first quarter of 2009. Included in the results for 2009 are $104.6 million in pre-tax net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures. Since the tax credit, as it relates to liquid fuels derived from biomass, expired on December 31, 2009, we did not recognize any benefit from this tax credit in the first quarter of 2010. Verso also recognized $8.7 million in pre-tax net gains from the early retirement of debt at a discount in the first quarter of 2009.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Adjusted EBITDA is EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. Adjusted EBITDA is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate in providing additional information to investors to demonstrate our compliance with our financial covenants. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

	Three Months	Year	Three Months	Twelve Months
	Ended	Ended	Ended	Ended
	March 31,	December 31,	March 31,	March 31,
(In millions of U.S. dollars)	2009	2009	2010	2010
Net income (loss)	$54.5	$106.0	$(53.6)	$(2.1)
Provision for income taxes	-	0.8	-	0.8
Interest expense, net	27.0	123.1	32.3	128.4
Depreciation, amortization, and depletion	34.3	132.7	32.1	130.5
EBITDA	115.8	362.6	10.8	257.6
Adjustments to EBITDA:
Alternative fuel tax credit (1)	(104.6)	(238.9)	-	$(134.3)
Gain on early extinguishment of debt, net (2)	(8.7)	(64.8)	-	(56.1)
Restructuring and other charges (3)	0.2	1.0	-	0.8
Non-cash compensation/benefits (4)	0.1	0.6	0.4	0.9
Other items, net (5)	0.7	16.2	1.9	17.4
Adjusted EBITDA before pro forma effects of profitability program	3.5	76.7	13.1	86.3
Pro forma effects of profitability program (6)				41.1
Adjusted EBITDA				$127.4

(1)	Represents earnings from the federal government's program, which provides incentives for the use of alternative fuels.
(2)	Represents net gains recognized from the early extinguishment of debt, net of hedge results.
(3)	Restructuring includes transition costs associated with the Acquisition and other non-recurring costs as per our financial statements.
(4)	Represents amortization of non-cash incentive compensation.
(5)	Represents earnings adjustments for product development costs and other miscellaneous non-recurring items.
(6)	Represents cost savings expected to be realized as part of the Company's cost savings program.

NOTE:	To construct financials for the twelve months ended March 31, 2010, amounts have been calculated by subtracting the data for the three months ended March 31, 2009, from the data for the year ended December 31, 2009, and then adding the three months ended March 31, 2010.

Forward-Looking Statements

In this press release all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company’s Web site at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss first quarter results. Analysts and investors may participate in the live conference call by dialing 719-325-2431 or, within the U.S. and Canada only, 800-967-7134, access code 6400240. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s Web site at http://investor.versopaper.com/ by navigating to the Events page, or at http://www.videonewswire.com/event.asp?id=67879. This release and Verso’s 10-Q for the first quarter of 2010 will be made available on Verso's Web site at http://investor.versopaper.com/ by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 6400240. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available for 90 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and
Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com